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                                                                   EXHIBIT 1(d)

                          SUMMIT INVESTORS FUND, INC.,
                             ARTICLES OF AMENDMENT

     SUMMIT INVESTORS FUND, INC., a Maryland corporation having its principal office in Houston, Texas, hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST: The Charter of Summit Investors, Inc. is hereby amended by striking out Article SECOND, as previously amended, and inserting in lieu thereof the following:

     SECOND: The name of the corporation is AIM Summit Fund, Inc.
     (hereinafter referred to as the "Corporation").

     SECOND: The Charter of the Corporation is hereby amended by striking out the second paragraph (i) of Article EIGHTH, and inserting in lieu thereof the following:

     (j) To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and

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     advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board of Directors may by By-law, resolution or agreement make further provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

     No provision of this Article shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

     References to Maryland General Corporation Law in this Article are to the law as from time to time amended. No further amendment to the Articles of Incorporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to such amendment.

     THIRD: The Board of Directors of the Corporation, is a meeting duly convened and held on May 24, 1988, adopted a resolution which recommended that the foregoing amendments be adopted upon the approval of the shareholders at the special meeting of shareholders of the Corporation held on September 15, 1988.

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     FOURTH:  Notice setting forth a summary of the changes to be effected by said amendments of the Charter and stating that a purpose of the special meeting of the shareholders would be to take action thereon was given, as required by law, to all record shareholders of the Corporation on June 24, 1988, all of whom were entitled to vote thereon. The amendments of the Charter of the Corporation as hereinabove set forth were approved by the shareholders of the Corporation at said meeting by the affirmative vote of a majority of all the votes entitled to be cast thereon, pursuant to Article EIGHTH, paragraph (i) of the Corporation's Articles of Incorporation and Section 2-104(b)(5) of the Maryland General Corporation Law.

     FIFTH: The amendments of the Charter of the Corporation as hereinabove set forth have been duly advised by the Board of Directors and approved by the shareholders of the Corporation.

     IN WITNESS WHEREOF, Summit Investors Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary on Nov. 22, 1988.

                                          SUMMIT INVESTORS FUND, INC.

                                          By:   /s/  CHARLES T. BAUER
                                              --------------------------------
                                              Charles T. Bauer, President

ATTEST:

     /s/ WILLIAM H. KLEH
--------------------------------
William H. Kleh, Secretary

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STATE OF TEXAS

COUNTY OF HARRIS

     Before me, a notary public, on this day personally appeared Charles T. Bauer and William H. Kleh, known to me to be the persons whose names are subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.

     Given under my hand and seal of this office this 22nd day of November, 1988.

                                            /s/  KATHLEEN J. PFLUEGER
                                            --------------------------------
                                            Notary Public, State of Texas

                                            My Commission Expires:
                                            October 14, 1990.

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